Exhibit 99.1

Eastman Announces Retirement of Chief Financial Officer Curtis E. Espeland

William T. McLain, Jr. to be Chief Financial Officer Effective February 28, 2020

KINGSPORT, Tenn., December 10, 2019 - Eastman Chemical Company (NYSE:EMN) today announced that, after nearly 25 years of service, Curtis E. Espeland, Executive Vice President and Chief Financial Officer, will be succeeded on Feb. 28, 2020 by current Vice President, Finance William T. McLain, Jr. Espeland will continue to serve as Executive Vice President to assist the Executive Team with finance organization transition, corporate strategy, and portfolio optimization until his retirement in mid-2020.
Espeland joined Eastman in 1996 and has held multiple corporate and business finance positions with the company. He was appointed CFO in 2008 and has been instrumental in overseeing the company’s financial and accounting, corporate strategy, corporate development and information technology organizations.
“On behalf of the Board of Directors and our Executive Team, I want to thank Curt for his significant contributions to Eastman for more than two decades,” said Eastman Board Chair and Chief Executive Officer Mark J. Costa. “Curt is a talented financial professional and has had an extraordinary career. I am personally very grateful for his pragmatic leadership and his vital role in the portfolio transformation that has been a foundational element of our strategy to become a leading specialty materials company. Curt’s vast experience, exemplary leadership, and strategic thinking has made him a valuable member of our Executive Team. All of us at Eastman wish him a long and happy retirement, and appreciate his support working alongside Willie to ensure a smooth transition of leadership.”
“Looking back on my career with Eastman, I could not be more proud of what we have accomplished as a company,” said Espeland. “It has been an honor to serve as Eastman’s CFO and lead the Company’s broader finance and information technology teams. With Willie as my successor in the role, I am confident now is the right time to begin this transition, and I look forward to the Company's continued success.”
McLain joined Eastman in 2000 and brings significant domestic and international business experience as well as a strong background in finance and accounting. During his tenure at Eastman, he has served in several high-level finance and accounting roles throughout the organization in the U.S., Asia, and Europe. Most recently, McLain has served as Vice President, Finance, working with business teams on strategic planning and portfolio optimization. He has previously served as Corporate Controller; Treasurer; and Director, Finance for Asia Pacific. Prior to Eastman, McLain worked for public accounting firm PricewaterhouseCoopers. McLain received a Master of Business Administration from the University of Chicago Booth School of Management and a Bachelor of Science in accounting from Appalachian State University.
“Willie has been a valued member of our finance team and has worked closely with Curt as part of our long-term succession planning process,” continued Costa. “He is a proven and experienced leader with deep knowledge of Eastman’s financial organization, businesses, and capital markets, which will be integral as we continue the company’s transformation. I look forward to welcoming Willie to the Executive Team in February and I am confident Curt and Willie will work to ensure a smooth transition given their close working relationship over the years.”

Exhibit 99.1

Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2018 revenues of approximately $10 billion and is headquartered in Kingsport, Tennessee, USA. For more information visit www.eastman.com.
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Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com